Hudson Pacific Properties and Blackstone Announce Completion of Joint Venture to Expand Studio Platform
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LOS ANGELES and NEW YORK (August 3, 2020)—Hudson Pacific Properties, Inc. (“Hudson Pacific”) (NYSE: HPP) and Blackstone (NYSE: BX) today announced that funds affiliated with Blackstone Property Partners have completed their previously announced acquisition of a 49% interest in Hudson Pacific’s Hollywood Media Portfolio. The portfolio comprises three Hollywood studios and five on-lot or adjacent Class A office properties, totaling 2.2 million square feet, at a gross portfolio valuation of $1.65 billion. Hudson Pacific retained a 51% ownership stake and remains responsible for day-to-day operations, leasing and development.

The transaction includes Sunset Bronson, Sunset Gower and Sunset Las Palmas Studios, which collectively comprise 35 stages or 1.2 million square feet of production and support space in Hollywood. The studio lots are critical infrastructure for TV, film and digital production and house content production tenants from both traditional and streaming media companies. The portfolio also includes 966,000 square feet of highly sought-after Class A office properties that Hudson Pacific has developed on and adjacent to the lots. Netflix is the portfolio’s largest tenant, leasing over 700,000 square feet, in addition to signing long-term leases for stages and production space.

Opportunities to further expand the joint venture’s portfolio include approximately 1.1 million square feet of untapped development rights at Sunset Gower and Sunset Las Palmas, as well as the pursuit of additional studio acquisitions in Los Angeles and other markets. The transaction was announced on June 29, 2020.

In conjunction with closing the transaction, the joint venture closed a $900.0 million mortgage loan secured by the portfolio. This loan has an initial interest rate, subject to final bond pricing, of LIBOR plus 2.15% per annum and is interest only through the two-year term with three one-year extension options.

Hudson Pacific’s combined proceeds from the sale of the 49% portfolio interest and its share of asset-level financing will be approximately $1.27 billion before closing credits, prorations and costs. Hudson Pacific expects to use approximately $780.0 million to repay all outstanding amounts under its revolving credit facilities and Term Loans B and D, which are due second and fourth quarter 2022, respectively. The remainder will be available to Hudson Pacific for potential future investments and/or share repurchases, and general corporate purposes.

Eastdil Secured acted as Hudson Pacific’s lead financial advisor, while BofA Securities also acted as a financial advisor. Gibson, Dunn & Crutcher LLP and Latham & Watkins LLP acted as Hudson Pacific’s legal counsel. Simpson Thacher & Bartlett LLP acted as Blackstone’s legal counsel, and Goldman Sachs & Co. LLC and Barclays served as Blackstone’s financial advisors.

About Hudson Pacific Properties
Hudson Pacific is a real estate investment trust with a portfolio of office and studio properties totaling nearly 19 million square feet, including land for development. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP and listed as a component of the S&P MidCap 400 Index. For more information visit HudsonPacificProperties.com.

About Blackstone Real Estate
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $167 billion of investor capital under management. Blackstone is one of the largest property owners in the world, owning and operating assets across every major geography and sector, including logistics, multifamily and single-family housing, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy invests in substantially stabilized real estate globally through regional open-ended funds focused on high-quality assets, and Blackstone Real Estate Income Trust, Inc. (BREIT), a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Forward-Looking Statements Regarding Hudson Pacific Properties
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond Hudson Pacific’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect Hudson Pacific’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Hudson Pacific disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause Hudson Pacific’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Hudson Pacific’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by Hudson Pacific from time to time with the SEC.

Contact Information

Hudson Pacific Properties Laura Campbell (310) 622-1702 lcampbell@hudsonppi.com	Blackstone Jennifer Friedman (212) 583-5122 Jennifer.Friedman@blackstone.com